Exhibit 99.1

Goldman Sachs BDC, Inc. Reports June 30, 2025 Financial Results and Announces Third Quarterly Base Dividend of $0.32 Per Share, Special Dividend of $0.16 Per Share and Second Quarter Supplemental Dividend of $0.03 Per Share.

Company Release – August 7, 2025

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the second quarter ended June 30, 2025 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended June 30, 2025 was $0.38. Excluding purchase discount amortization per share of $0.01 from the Merger (as defined below), adjusted net investment income per share was $0.37, equating to an annualized net investment income yield on book value of 11.4%.[1] Earnings per share for the quarter ended June 30, 2025 was $0.34.

•	Net asset value (“NAV”) per share as of June 30, 2025 decreased 1.4% to $13.02 from $13.20 as of March 31, 2025.

•

As of June 30, 2025, the Company’s total investments at fair value and commitments were $3,795.6 million, comprised of investments in 162 portfolio companies across 40 industries. The investment portfolio was comprised of 97.4% senior secured debt, including 95.9% in first lien investments.[2]

•

During the quarter, the Company had new investment commitments of approximately $247.9 million of which $126.7 million were funded. Fundings of previously unfunded commitments for the quarter were $30.6 million and sales and repayments activity totaled $288.8 million, resulting in net funded investment activity of $(131.5) million.

•

During the quarter, the Company’s 1st Lien/Last-Out Unitranche position in Streamland Media Midco LLC was placed on non-accrual status due to financial underperformance. The Company’s Preferred Stock position in Kawa Solar Holdings Limited, previously on non-accrual status, was exited. Additionally, the Company’s Unsecured Debt position in Bayside Parent, LLC (dba Pro-PT) was restored back to accrual status due to enhanced performance. The Company’s 1st Lien/Senior Secured Debt position in Lithium Technologies, Inc. was restructured and restored to accrual status post restructure. As of June 30, 2025, the Company had investments in seven portfolio companies on non-accrual status. As of June 30, 2025, investments on non-accrual status amounted to 1.6% and 2.5% of the total investment portfolio at fair value and amortized cost, respectively.

•	The Company’s ending net debt-to-equity ratio was 1.12x as of June 30, 2025 compared to 1.16x as of March 31, 2025.

•	As of June 30, 2025, 49.9% of the Company’s approximately $1,803.1 million aggregate principal amount of debt outstanding was comprised of unsecured debt and 50.1% was comprised of secured debt.[3]

•

On February 26, 2025, the Company’s Board of Directors approved a reduction of the base quarterly dividend to $0.32 per share (the “Base Dividend”) with upside potential through quarterly supplemental variable distributions (the “Supplemental Dividend”) in the amount of at least 50% of the Company’s net investment income in excess of the amount of the Base Dividend to the extent there is sufficient net investment income.

•	The Company’s Board of Directors declared a third quarter 2025 Base Dividend of $0.32 per share and a special dividend of $0.16 per share payable to shareholders of record as of September 30, 2025.[4]

•

The Company’s Board of Directors also declared a second quarter 2025 Supplemental Dividend of $0.03 per share payable on or about September 15, 2025 to shareholders of record as of August 29, 2025. Adjusted for the impact of the Supplemental Dividend related to the second quarter’s earnings, the Company’s second quarter adjusted NAV per share was $12.99.[5]

•

On November 15, 2023, the Company entered into an equity distribution agreement pursuant to which it may issue up to $200.0 million in aggregate offering price of shares of its common stock through at-the-market offerings. The agreement was terminated on June 5, 2025. No shares were issued and sold through at-the-market offerings during the three months ended June 30, 2025.

•

On June 13, 2025, the Company entered into a 10b5-1 stock repurchase plan, which allows the Company to repurchase up to $75.0 million of shares of the Company’s common stock if the common stock trades below the most recently announced quarter-end NAV per share, subject to certain limitations. During the three months ended June 30, 2025, the Company repurchased 1,047,183 shares for $12.1 million, inclusive of commission and direct acquisition costs.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2025	As of March 31, 2025
Investment portfolio, at fair value[2]	$3,264.5	$3,384.7
Total debt outstanding[3]	$1,803.1	$1,874.9
Net assets	$1,513.4	$1,548.0
Ending net debt to equity[11]	1.12x	1.16x
Net asset value per share	$13.02	$13.20
Less: Supplemental Dividend per share declared post-quarter	$0.03	$0.05
Adjusted net asset value per share[5]	$12.99	$13.15

(in $ millions, except per share data)	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025
Total investment income	$91.0	$96.9

Net investment income after taxes	$44.5	$49.6
Less: Purchase discount amortization	$1.0	0.8
Adjusted net investment income after taxes[1]	$43.5	$48.8

Net realized and unrealized gains (losses)	$(5.2)	$(18.0)
Add: Realized/Unrealized depreciation from the purchase discount	1.0	0.8
Adjusted net realized and unrealized gains (losses)[1]	$(4.2)	$(17.2)

Net investment income per share (basic and diluted)	$0.38	$0.42
Less: Purchase discount amortization per share	$0.01	0.01
Adjusted net investment income per share[1]	$0.37	$0.41

Weighted average shares outstanding	117.2	117.3
Total Quarterly Distributions per share	$0.53	$0.48

Total investment income for the three months ended June 30, 2025 and March 31, 2025 was $91.0 million and $96.9 million, respectively. The decrease in total investment income was due to a decrease in the size of the portfolio. Total investments at amortized cost were $3,355.9 million and $3,555.5 million as of June 30, 2025 and March 31, 2025, respectively.

Net expenses before taxes for the three months ended June 30, 2025 and March 31, 2025 were $45.6 million and $46.0 million, respectively. Net expenses decreased by $0.4 million, primarily driven by lower Interest and other debt expenses, partially offset by an increase in Incentive fees.

INVESTMENT ACTIVITY2

The following table summarizes investment activity for the three months ended June 30, 2025:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total

1st Lien/Senior Secured Debt	$247.9	100.0%	$279.1	96.6%
1st Lien/Last-Out Unitranche	—	—	0.3	0.1
2nd Lien/Senior Secured Debt	—	—	—	—
Unsecured Debt	—	—	9.4	3.3
Preferred Stock	—	—	—	—
Common Stock	—	—	—	—

Total	$247.9	100.0%	$288.8	100.0%

During the three months ended June 30, 2025, new investment commitments were across nine new portfolio companies and six existing portfolio companies. Sales and repayments were primarily driven by the full repayments and exits of ten portfolio companies.

PORTFOLIO SUMMARY2

As of June 30, 2025, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$2,944.4	90.2%
1st Lien/Last-Out Unitranche	187.3	5.7
2nd Lien/Senior Secured Debt	49.4	1.5
Unsecured Debt	8.3	0.3
Preferred Stock	41.2	1.3
Common Stock	33.5	1.0
Warrants	0.4	— [6]

Total	$3,264.5	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2025	December 31, 2024
Number of portfolio companies	162	164
Percentage of performing debt bearing a floating rate[7]	99.4%	99.4%
Percentage of performing debt bearing a fixed rate[7]	0.6%	0.6%
Weighted average yield on debt and income producing investments, at amortized cost[8]	10.7%	11.2%
Weighted average yield on debt and income producing investments, at fair value[8]	12.0%	14.1%
Weighted average leverage (net debt/EBITDA)[9]	5.8x	6.2x
Weighted average interest coverage[9]	1.8x	1.8x
Median EBITDA[9]	$66.69 million	$66.14 million

As of June 30, 2025, investments on non-accrual status represented 1.6% and 2.5% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2025, the Company had $1,803.1 million aggregate principal amount of debt outstanding, comprised of $903.1 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), with Truist Bank, as administrative agent, and Bank of America, N.A., as syndication agent, $500.0 million of unsecured notes due 2026 and $400.0 million of unsecured notes due 2027. The combined weighted average interest rate on debt outstanding was 5.37% for the three months ended June 30, 2025. As of June 30, 2025, the Company had $792.5 million of availability under its Revolving Credit Facility and $108.1 million in cash and cash equivalents.3,10

The Company’s ending net debt-to-equity leverage ratio was 1.12x for the three months ended June 30, 2025, as compared to 1.16x for the three months ended March 31, 2025. 11

CONFERENCE CALL

The Company will host an earnings conference call on Friday, August 8, 2025 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gscr-ir@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s shareholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of Goldman Sachs Group, Inc. (the “Money Market Fund”). As of June 30, 2025, the Company had an investment of $0.1 million in the Money Market Fund.

3)	Total debt outstanding excludes netting of debt issuance costs of $5.7 million and $6.8 million, respectively, as of June 30, 2025 and March 31, 2025.

4)	The $0.32 per share Base Dividend and $0.16 per share special dividend are payable on or about October 28, 2025 to shareholders of record as of September 30, 2025.

5)

On February 26, 2025, we announced a distribution framework that is comprised of a quarterly base distribution declared in the relevant quarter and a variable supplemental distribution declared in the following quarter, subject to satisfaction of certain measurement tests and the approval of our Board.

As a supplement, we have provided a non-GAAP financial measure of our financial condition that adjusts the net asset value per share for the declared and unpaid supplemental distribution per share. We believe that the adjustment to the net asset value per share for the supplemental dividend is meaningful because it aligns the supplemental distribution to its relevant quarter earnings.

Although this non-GAAP financial measure is intended to enhance investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measure may not be comparable to similar non-GAAP financial measures used by other companies.

6)	Amount rounds to less than 0.1%.

7)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual status.

8)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

9)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt-to-EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of June 30, 2025 and March 31, 2025, investments where net debt-to-EBITDA may not be the appropriate measure of credit risk represented 17.7% and 21.9%, respectively, of total debt investments at fair value.

10)

The Company’s Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of June 30, 2025. As a result, the Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

11)	The ending net debt-to-equity leverage ratio is calculated by using the total borrowings net of cash and cash equivalents divided by equity as of June 30, 2025 and excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,245,930 and $3,533,627)	$3,161,700	$3,368,503
Non-controlled affiliated investments (cost of $109,957 and $139,955)	102,806	106,755

Total investments, at fair value (cost of $3,355,887 and $3,673,582)	$3,264,506	$3,475,258
Investments in affiliated money market fund (cost of $67 and $25,238)	67	25,238
Cash	108,036	61,795
Interest and dividends receivable	21,079	28,092
Deferred financing costs	14,801	11,897
Other assets	1,749	1,103

Total assets	$3,410,238	$3,603,383

Liabilities
Debt (net of debt issuance costs of $5,709 and $8,176)	$1,797,397	$1,926,452
Interest and other debt expenses payable	15,516	21,289
Management fees payable	8,408	8,780
Incentive fees payable	8,526	6,330
Distribution payable	55,859	52,784
Unrealized depreciation on foreign currency forward contracts	308	38
Secured borrowings	3,060	2,920
Accrued expenses and other liabilities	7,775	12,090

Total liabilities	$1,896,849	$2,030,683

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 116,250,039 and 117,297,222 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	116	117
Paid-in capital in excess of par	1,934,128	1,946,253
Distributable earnings (loss)	(420,855)	(373,670)

Total net assets	$1,513,389	$1,572,700

Total liabilities and net assets	$3,410,238	$3,603,383

Net asset value per share	$13.02	$13.41

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$81,060	$94,358	$165,264	$191,268
Payment-in-kind income	6,808	11,845	16,433	24,491
Other income	865	776	1,850	1,633
From non-controlled affiliated investments:
Interest income	1,269	834	2,630	1,490
Dividend income	208	770	381	1,182
Payment-in-kind income	711	10	1,267	65
Other income	49	24	85	31

Total investment income	$90,970	$108,617	$187,910	$220,160

Expenses:
Interest and other debt expenses	$26,416	$29,103	$54,721	$56,717
Incentive fees	8,526	—	15,330	10,882
Management fees	8,408	8,865	17,089	17,597
Professional fees	781	1,206	1,745	2,316
Directors’ fees	207	207	414	414
Other general and administrative expenses	1,273	1,035	2,316	2,097

Total expenses	$45,611	$40,416	$91,615	$90,023

Net expenses	$45,611	$40,416	$91,615	$90,023

Net investment income before taxes	$45,359	$68,201	$96,295	$130,137

Income tax expense, including excise tax	$906	$1,243	$2,228	$2,319

Net investment income after taxes	$44,453	$66,958	$94,067	$127,818

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(70,297)	$(30,004)	$(91,867)	$(47,650)
Non-controlled affiliated investments	(10,922)	(2,673)	(33,824)	(2,015)
Foreign currency and other transactions	225	4,258	464	4,444
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	73,271	(89,023)	80,860	(91,118)
Non-controlled affiliated investments	6,148	(486)	26,049	(1,462)
Foreign currency forward contracts	(181)	41	(270)	186
Foreign currency translations and other transactions	(3,408)	(3,505)	(4,565)	(2,155)

Net realized and unrealized gains (losses)	$(5,164)	$(121,392)	$(23,153)	$(139,770)

(Provision) benefit for taxes on realized gain/loss on investments	$—	$(160)	$(72)	$(144)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	—	381	—	335

Net increase (decrease) in net assets from operations	$39,289	$(54,213)	$70,842	$(11,761)

Weighted average shares outstanding	117,204,952	114,363,722	117,250,832	112,220,299
Basic and diluted net investment income per share	$0.38	$0.59	$0.80	$1.14
Basic and diluted earnings (loss) per share	$0.34	$(0.47)	$0.60	$(0.10)

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition, dividends and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Austin Neri, 212-902-1000

Media Contact: Victoria Zarella, 212-902-5400

Source: Goldman Sachs BDC, Inc.